UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Section 240.14a-12

Power REIT

(Name of Registrant as Specified In Its Charter)

Paul M. Dorsey

Andrew M. Wasco

Joseph M. Vrankin

Joyce Johnson-Miller

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Do Not Be Fooled by Lesser and the Current Board’s Half Truths

David Lesser highlights his role in Keystone Property Trust (Keystone) as the shining example of his REIT experience. He did have a role in its formation. But for the documented history of the rise of Keystone, examine the filings which Lesser has never disputed:

2000: Earnings Collapse, Keystone Shifts Strategy

For fiscal year ended December 31, 2000, Keystone’s CEO said the company “fell well short of our capital recycling objectives for the year.”1 In 2000, Keystone posted net income per diluted share of 9 cents – versus 80 cents in 1999.2 Keystone said “the decrease in net income was attributed to the $11.3 million asset valuation provision recorded in the third quarter of 2000” – the first full fiscal quarter immediately after Lesser left the board - on properties Keystone was seeking to sell.3 Keystone said it took the $11.3 million write-down as it had sought to sell the properties since first quarter 2000 and during the sales process determined the carrying value exceeded the net realizable value.4 (emphasis Added)

Shortly after Lesser left the board, “in the fourth quarter of 2000, we [Keystone] announced a strategic change in our investment focus, concentrating on owning large, modern industrial distribution center assets in markets serving east coast population centers.”5 (emphasis added) Between January 2001 and December 2003, Keystone sold $586 million of office and industrial property –acquired during Lesser’s tenure– and bought bulk distribution centers.6 “By the beginning of 2003, we [Keystone] had substantially completed our repositioning to a geographically focused industrial REIT.”7 In mid-2004, Keystone was acquired by ProLogis, a REIT which owned industrial distribution properties.8 (emphasis added)

Keystone Stock Performance in Lesser’s Tenure

For the first full two years of Lesser’s tenure on the Keystone board (1998 and 1999), the stock slightly outperformed the NAREIT Index. However, in 2000, the year Lesser left the board, the stock lagged the NAREIT Index and continued to trail in 2001.

By 2002, LONG AFTER Lesser’s Tenure, as Keystone implemented its NEW STRATEGY, the stock out-performed the index. And in mid 2004, the company was acquired by ProLogis.

IT WASN’T LESSER THEN!

THE DORSEY NOMINEES SAY IT SHOULD NOT BE LESSER NOW!!

A Quality Board Recruited:

Paul Dorsey, a fellow shareholder, has spent his personal time and money to find highly qualified candidates who share his philosophy of conservative, prudent investment, have no ties to the past at Power REIT, know how to analyze and create winning investment strategies, and most importantly, are independent of Lesser and his Current Board:

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Joyce Johnson-Miller

Position, Principal Occupation and Business Experience:

Joyce Johnson-Miller has over 25 years of professional investment experience. Since 2006 and to the present time, she has served as a Co-Founder and Partner of Relativity Capital LLC. Relativity is a $205 million private equity fund that focuses on leveraged buyout investments in both distressed and healthy companies. Ms. Johnson-Miller is responsible for the day-to-day management of the fund, staffing, investment management and fundraising. Prior to Relativity Capital, Ms Johnson-Miller co-founded JME Opportunity Partners, LLC, a fund that invested primarily in debt and equity investments of middle market distressed companies across a broad range of industries including automotive, consumer and industrial services and healthcare services on a global basis.

Previously, Ms. Johnson-Miller was a Managing Director of Cerberus Capital Management, LLC. At Cerberus, she was a principal investor of distressed debt and equity investments and successfully managed over 60 investments during the course of nine years, which accounted for approximately $800 million of invested capital in a fund of approximately $9.0 billion at her departure. Ms. Johnson-Miller participated on the boards of directors and board committees of Cerberus’s portfolio companies. Earlier in her career, Ms. Johnson-Miller was Vice President and member of a team at ING Equity Partners, L.P. that managed $500 million distressed control investments and provided Debtor-in-Possession financings for Continental Airlines, Zales Corporation and Amdura Corporation.

Ms. Johnson-Miller received her Bachelor of Science in Finance from the University of Denver. She is a Henry Crown Fellow at The Aspen Institute, and is a member of the National Association of Corporate Directors and the Turnaround Management Association.

Key Attributes, Experience and Skills:

Accounting and Controls, Banking and Finance, Business Management, Corporate Governance, Credit Analysis, Debt and Equity Financing, International Acquisitions, Investment Analysis, Investor Relations, Risk Management

Joseph M. Vrankin

Position, Principal Occupation and Business Experience:

Joseph Vrankin was, from 2007 to 2012, the Chief Executive Officer of TopGolf International a global, technology based retail entertainment company. Mr. Vrankin is a seasoned entrepreneur who has used his business expertise and leadership to drive the growth of early stage businesses across the sports, entertainment and restaurant sectors and to manage crisis situations. Prior to TopGolf, Mr. Vrankin was a senior executive of the Arena Football League, serving as its Chief Financial Officer from 1999 to 2003 and its Chief Operating Officer from 2003 to 2007, where, in addition to negotiating a collective bargaining agreement with the players union, he was assigned the task of serving as Team President of the Houston franchise and then, for eight months, on an emergency basis, of the near insolvent Oklahoma franchise. In 2009, the AFL filed a petition under the Federal bankruptcy laws.

Mr. Vrankin’s previous business experience includes serving as a Managing Director of Berkshire Hathaway’s World Book Publishing unit and as a Senior Auditor with the global accounting and consulting firm Grant Thornton, LLP managing audits for public and privately-held companies across various industries. Mr. Vrankin is a professor of management and advisory board member of the Northwestern University Graduate School of Sports Administration. He earned a Masters of Management from the Northwestern University - J.L. Kellogg Graduate School of Management and his Bachelor of Science in Accounting from Northern Illinois University.

Key Attributes, Experience and Skills:

Accounting, Acquisitions, Auditing Brand Development, Company Leadership, Equity Fundraising, Management Development, New Media/Social Media, Revenue/Profit Generation, Sales and Marketing, Strategic Planning,

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Andrew M. Wasco, MAI

Position, Principal Occupation and Business Experience:

Andrew M. Wasco, MAI is a real estate appraiser and professional with 30 years of experience. From 1992 to present, Mr. Wasco is Founder and President of Advisory Services Group, Inc., providing guidance and expertise in the appraisal of real estate for investors, financial institutions and corporations, on properties including residential, commercial and industrial properties. Previously, Mr. Wasco was Vice President and Manager of the Real Estate Appraisal department at Cushman & Wakefield, the global real estate solutions firm. Earlier in his career, Mr. Wasco held the position of Vice President and Team Leader, Real Estate Department at Chase Manhattan Bank.

Key Attributes, Experience and Skills:

Bank Financing, Credit Analysis, Financial Analysis, Investment Analysis, Real Estate Appraisal, Real Estate Brokerage, Real Estate Litigation Analysis

Compare the Dorsey Nominees to these Current Trustees:

A Very Recent Graduate and an Old Insider asTrustees:

•	Mr. Haynes began his career at Lehman Brothers after graduating from Brown University in 2007[9](emphasis added);
•	Mr. Wenger served Pittsburgh & West Virginia Railroad as trustee and Audit Committee Chairman from 1991 to December 2011 and 2005 to December 2011 respectively[10]. (emphasis added)

The Business Plan of the Dorsey Nominees

The Dorsey Nominees favor a prudent, gradual and safe growth strategy: steady, conservative investments in properties producing current income, with quality, long-term tenants, whose underlying value is based on sound, time-tested fundamentals.

•	The Dorsey Nominees consider lease executed, credit worthy, bona fide tenants a prerequisite for a ‘traditional’ and ‘stabilized’ asset to be considered for investment.
•	Investments may include interests in land and other real property.
•	The Dorsey Nominees have the business experience and backgrounds to analyze the risk/reward of investments,
•	The Dorsey Nominees believe in analyzing the Tax, Investment Risk, Competitive Environment, and Life Cycle of Real Estate Investments prior to jumping in,
•	The Dorsey Nominees will not put themselves in a position which conflicts with the Shareholder’s best Interest,
•	The Dorsey Nominees shall not participate in the types of potential self dealings enumerated in the Trust’s Form S-3.

The Dorsey Nominees' property acquisition strategy will be to identify stabilized properties, those with lease-executed, credit worthy and bona fide tenants that currently generate positive cash flow and have long-term leases in place with substantially low long-term risk that such positive cash flow would be interrupted.  The Dorsey Nominees have a traditional approach: avoid high risk development projects; investigate potential tenants, not just for immediate financial ability to pay, but also look at the economic risks of the industries they are in, and try to limit its leases to those where the tenant is responsible for all costs of maintenance and upkeep (like the Pittsburgh & West Virginia Railroad, the traditional business of the Trust), all in order to better assure a steady and reliable cash flow.

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LET YOUR VOICES BE HEARD BEFORE IT IS TOO LATE, support THE DORSEY NOMINEES!!

Only your latest-dated proxy card will count, so we urge you NOT to return any proxy card you receive from the Trust or Current Board. Even if you returned the Current Board’s proxy card marked “withhold” as a protest against the incumbent trustees, it will not be counted in favor of the Dorsey Nominees. Remember, you can vote for the Dorsey Nominees only on the proxy card labeled “WHITE CARD.” So please make certain that the latest-dated proxy card you use to Vote is the proxy card labeled “WHITE CARD.”

If possible, use the telephone or internet to Vote Your Shares, time is short, the mail may not be received in time for your voice to be heard.

IMPORTANT

Be sure to vote on the proxy labeled WHITE. We urge you not to sign any proxy card that is sent to you by the Trust.

If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the proxy labeled WHITE “FOR” Mr. Dorsey’s nominees.

Do Not Mail Your Voting Instruction Form – Use the Telephone or Internet

If you have any questions, require assistance in voting your WHITE proxy card, need additional copies of these proxy materials or directions to attend the Annual Meeting, please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC

100 Wall Street, 22nd Floor

New York NY 10005

Banks and brokers call collect: 917-338-3181

All others call toll free: 888-742-1305

PROTECT YOUR INVESTMENT - SUPPORT THE DORSEY NOMINEES TODAY

1 Keystone Property Trust, 8-K filed February 8, 2001, Exhibit 99.2

2 Keystone Property Trust, 8-K filed February 8, 2001, Exhibit 99.2

3 Keystone Property Trust, 2000 10-K, page 24, Results of Operations

4 Keystone Property Trust, 10-Q for quarter ended September 30, 2000, Note 6, Asset Write-down, page 13

5 Keystone Property Trust, DEFM 14A filed July 2, 2004, page 21, Background of the Merger

6 Keystone Property Trust, DEFM 14A filed July 2, 2004, page 21, Background of the Merger

7 Keystone Property Trust, DEFM 14A filed July 2, 2004, page 21, Background of the Merger

8 Keystone Property Trust, DEFM 14A filed July 2, 2004 and 8-K filed August 5, 2004

9 Power REIT DEF 14A filed April 30, 2012, page 4

10 Power REIT DEF 14A filed April 30, 2012, page 4